                                  EXHIBIT 23.1

          INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



We consent to the inclusion in this Form 10-K of our report dated March 17, 2005, with respect to the consolidated financial statements of Benjamin Franklin Bancorp, M.H.C. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004.

/s/ Wolf & Company, P.C.


Boston, Massachusetts
March 29, 2005